MMC ENERGY, INC. ANNONCES TURBINE PURCHASE

New York- January 29, 2008/ PrimeNewswire/ -MMC Energy, Inc. (NASDAQ: MMCE) announced that on January 25, 2008, it agreed to purchase two LM-6000 PC Sprint natural gas-fired turbines from GE Packaged Power, Inc, a subsidiary of General Electric, to be used in its Chula Vista Energy Upgrade Project, a 100 MW natural gas-fired power plant in Chula Vista, San Diego County, California.

The total purchase price for the turbines is approximately $31 million, to be paid in several installments through the expected delivery date in early 2009. The turbines are the primary equipment to be used in the Project, and will allow the Company to increase its capacity at the Chula Vista site, currently 44MW, as well as to greatly improve its efficiency and reduce its emissions generated per MW-hour.

MMC previously announced on October 1, 2007, that the California Energy Commission has accepted MMC 's Application for Certification for the Project, which formally begins the California power plant site certification process.  Under this process, the Commission is expected grant a license to construct approximately one year from the date of the application's acceptance.  [The Company believes this process to be on track, and expects to receive its permit during the Fourth Quarter, 2008.]

“We are pleased to announce this significant progress and further commitment to completing the Chula Vista Energy Upgrade Project,” said Mike Hamilton, the Company’s CEO.

The Company has also agreed to purchase the custom built transformer for the Project and is in discussion on procuring other required equipment with long lead times.

Escondido upgrade project:

The Company also announced it has received approval from the City of Escondido’s City Council for a zoning amendment for its planned 46.5 MW Escondido Energy Upgrade Project. MMC previously announced Escondido Planning Commission approval for a conditional use permit for the Project. The project remains contingent on a pending application for a permit to construct with the San Diego Air Pollution Control District. The Escondido Project will utilize just one LM-6000, which the Company remains in process of sourcing.

Once each Project is permitted, the Company expects to finalize the long term revenue, construction contract, and project debt financing agreements for the upgrades.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States and the Deutsche Bourse in Germany.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid size natural gas fueled electricity generating assets, generally below 250 megawatts or ``MW''.

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company actively invests in electricity assets which provide essential services to key transmission constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of repowering two of these assets, 100 MW MMC Chula Vista Upgrade and 50 MW MMC Escondido Upgrade, both located in San Diego County, California.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the Securities and Exchange Commission, including those risks set forth in its Annual Report on Form 10-KSB. The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.

Source: MMC Energy Inc.

Contact:

MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217